Exhibit 99.1

InfuSystem Holdings, Inc.
3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700

InfuSystem Holdings, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results

“Revenue Increase of 23.6% in the Fourth Quarter vs. Same Prior Year Period;
Up 20.8% for the Full Year”

Rochester Hills, Michigan, March 19, 2020 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter and Full Year Highlights

●	Net revenues for the fourth quarter and full year 2019 were $21.7 million and $81.1 million, respectively, an increase of 23.6% and 20.8%, from the same prior year periods.
●	Net income for the fourth quarter and full year of 2019 were $0.8 million and $1.4 million, respectively, an increase of 392.7% and 224.3%, from the same prior year periods.
●

Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) for the fourth quarter and full year of 2019 were $5.4 million and $18.2 million, respectively, an increase of 44.7% and 32.4%, from the same prior year periods.

●	Adjusted EBITDA margins for the fourth quarter and full year of 2019 were 24.9% and 22.5%, respectively, an increase of 364 and 196 basis points, from the same prior year periods.
●	Net cash flows provided by operating activities for the full year were $13.9 million, an increase of 21.8%, from the same prior year period.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “We executed our plan and delivered financial results above our targets in 2019. Revenue, earnings, Adjusted EBITDA, and operating cash flow were all up materially and our increased scale provided operating leverage that increased our Adjusted EBITDA margins to 24.9% in the fourth quarter and 22.5% for the full year. This reflects the strength of our platform model. As we grow revenue in our existing therapies and pursue opportunities in new therapies, we leverage the infrastructure already in place with the result being increased efficiencies and higher net operating returns.”

“As communicated last quarter, we have modified our segment reporting to improve visibility into the operations of our two business platforms - Integrated Therapy Services (“ITS”) and Durable Medical Equipment Services (“DME Services”). Our ITS segment is comprised of our Oncology business, Pain management, and Negative Pressure Wound Therapy (“NPWT”). Our DME Services segment is comprised of direct payor rentals, pump and consumable sales, and biomedical services and repair. For the full year 2019, the ITS segment accounted for 63.5% of net revenues with gross margin of 71.5% and the DME Services segment accounted for 36.5% of net revenues with gross margin of 33.9%.”

“We continue to make progress in capturing market share in our oncology business and growing our pain management business. In 2020, we are adding NPWT to our ITS platform, which has an addressable market in U.S. home healthcare estimated at $600 million. We have begun treating patients in this therapy and expect a significant contribution from NPWT in the coming years.”

Mr. DiIorio concluded, “The continued success of InfuSystem is due to the hard work and dedication displayed by our employees every day in providing industry leading service to our patients and partners and I greatly appreciate their ongoing efforts.”

Segment Reporting

	Year Ended	Year Ended
	December 31,	December 31,	Increase/
(in thousands)	2019	2018	(Decrease)

Net revenues:
ITS	$51,540	$41,443	$10,097
DME Services	29,575	25,695	3,880
Total	81,115	67,138	13,977
Cost of revenues:
ITS	14,689	11,998	2,691
DME Services	19,544	15,570	3,974
Total	34,233	27,568	6,665
Gross profit:
ITS	36,851	29,445	7,406
DME Services	10,031	10,125	(94)
Total	46,882	39,570	7,312

Integrated Therapy Services Segment

ITS net revenue for the full year 2019 increased 24.4% to $51.5 million, compared to $41.4 million in the prior year. The increase in revenue was primarily attributable to growth in the Company’s customer base due to favorable changes in the competitive environment for oncology services and growth in its pain management business as well as an increase in third-party payor networks. For the full year 2019, ITS gross profit increased 25.2% to $36.9 million, compared to $29.4 million in the prior year. ITS gross margin for the full year 2019 increased to 71.5% compared to the prior year at 71.0%. The Company finished the year with approximately 675 third-party payor contracts, a 15.0% increase, compared to the prior year.

Durable Medical Equipment Services Segment

DME Services net revenue for the full year 2019 increased 15.1% to $29.6 million, compared to $25.7 million in the prior year. This increase was largely due to an increase in product sales of $3.8 million. Product sales growth is largely attributable to the growth in the sales of pumps of $2.4 million, an increase in the sales of disposable products of $1.3 million, with the remaining $0.1 million contribution from the sales of accessories and other ancillary sales. DME Services gross profit for the full year 2019 decreased 0.9% to $10.0 million, compared to $10.1 million in the prior year. DME Services gross margin for the full year 2019 decreased to 33.9% compared to the prior year at 39.4%. The lower DME Services gross margin was largely the result of periodic changes in product mix.

Effect of Coronavirus (COVID-19)

On March 11, 2020 the World Health Organization (“WHO”) recognized the emergence of the coronavirus (“COVID-19”) as a global pandemic.  As of March 16, 2020, over 213,000 cases of COVID-19 have been reported in more than 150 countries and territories, with major outbreaks in mainland China, Europe, Iran and South Korea, among others.  More than 8,700 people have died from the disease and over 84,000 have recovered.  Public health responses have included national pandemic preparedness and response plans, travel restrictions, quarantines, curfews, event postponements and cancellations and closures of facilities including local schools and businesses.  The implementation of these measures in the United States have only arisen over the past several weeks and have significantly increased in magnitude over the last few days.

While the healthcare sectors served by InfuSystem are largely insulated from economic cycles and periodic business disruptions, our ability to deliver services may be impacted by these ongoing pandemic containment measures.  We are implementing measures to protect the health and safety of our employees, in addition to maintaining the ability for clinics to properly treat their patients in the event there is a disruption to the supply chain.  These steps include acquiring additional infusion pumps, shipping reserve quantities of supplies to our customers, preparing a significant part of our workforce to work from home and providing additional personal protective equipment for our operations team.  We believe that these efforts will give us the ability and flexibility to maintain our operations throughout the duration of the current outbreak.  We have plans in place and are ready to implement additional actions if the duration of these challenges is prolonged.

Conference Call

The Company will also conduct a conference call for all interested investors on Thursday, March 19, 2020, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full year 2019 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10139545, through March 26, 2020.

Condensed Consolidated Financial Statements

Certain balances in the condensed consolidated financial statements for the quarter and full year ended December 31, 2018 have been reclassified to be consistent with the quarter and year-to-date ended December 31, 2019 presentation in accordance with GAAP.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided below.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related durable medical equipment support services to hospitals, clinics and other alternate site healthcare providers. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company’s stock is traded on the NYSE American under the symbol INFU.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-K for the year ended December 31, 2019 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share data)	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$2,647	$4,318
Accounts receivable, net	12,097	9,593
Inventories	2,899	2,254
Other current assets	1,662	1,372

Total current assets	19,305	17,537
Medical equipment for sale or rental	1,306	1,601
Medical equipment in rental service, net of accumulated depreciation	33,225	23,488
Property & equipment, net of accumulated depreciation	4,037	1,445
Intangible assets, net	15,463	19,865
Operating lease right of use assets	5,733	-
Other assets	155	137

Total assets	$79,224	$64,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,962	$7,091
Current portion of long-term debt	8,082	4,903
Other current liabilities	5,803	2,796

Total current liabilities	21,847	14,790

Long-term debt, net of current portion	30,295	28,842
Deferred income taxes	104	-
Operating lease liabilities, net of current portion	4,644	-

Total liabilities	$56,890	$43,632

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,400,625 and 19,882,136, as of December 31, 2019, respectively, and issued and outstanding 23,095,513 and 19,577,024, as of December 31, 2018, respectively.	2	2
Additional paid-in capital	83,699	83,167
Retained deficit	(61,367)	(62,728)

Total stockholders’ equity	22,334	20,441

Total liabilities and stockholders’ equity	$79,224	$64,073

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except share data)	2019	2018	2019	2018

Net revenues	$21,710	$17,563	$81,115	$67,138
Cost of revenues	8,763	7,590	34,233	27,568
Gross profit	12,947	9,973	46,882	39,570

Selling, general and administrative expenses:
Amortization of intangibles	1,076	1,137	4,402	4,649
Selling and marketing	2,452	2,157	9,932	9,107
General and administrative	8,108	6,553	29,023	25,399

Total selling, general and administrative:	11,636	9,847	43,357	39,155

Operating income	1,311	126	3,525	415

Other expense:
Interest expense	(468)	(439)	(1,904)	(1,420)
Other expense	(26)	(18)	(97)	(37)

Income (loss) before income taxes	817	(331)	1,524	(1,042)
(Provision for) benefit from income taxes	(12)	56	(163)	(53)

Net income (loss)	$805	$(275)	$1,361	$(1,095)

Net income (loss) per share:
Basic	$0.04	$(0.01)	$0.07	$(0.05)
Diluted	$0.04	$(0.01)	$0.07	$(0.05)
Weighted average shares outstanding:
Basic	19,852,450	19,561,272	19,731,498	21,417,628
Diluted	21,321,415	19,561,272	20,839,396	21,417,628

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$1,361	$(1,095)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	37	(218)
Depreciation	7,940	6,659
Loss on disposal of medical equipment	638	434
Gain on sale of medical equipment	(1,453)	(1,340)
Amortization of intangible assets	4,402	4,649
Amortization of deferred debt issuance costs	37	33
Stock-based compensation expense	997	957
Deferred income tax expense (benefit)	104	(62)
Changes in Assets - (Increase)/Decrease:
Accounts receivable	(1,560)	1,909
Inventories	(645)	(490)
Other current assets	(290)	(222)
Other assets	(129)	(6)
Changes in Liabilities - Increase:
Accounts payable and other liabilities	2,436	183
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,875	11,391
INVESTING ACTIVITIES
Purchases of medical equipment	(19,669)	(8,022)
Purchases of property and equipment	(2,926)	(281)
Proceeds from sale of medical equipment	2,952	3,319
NET CASH (USED IN) PROVIDED BY IN INVESTING ACTIVITIES	(19,643)	(4,984)
FINANCING ACTIVITIES
Principal payments on term loans, capital lease obligations and other financing	(4,868)	(6,319)
Cash proceeds from term loans, equipment line and other financing	9,436	11,162
Debt issuance costs	(6)	(27)
Cash proceeds from stock plans	252	91
Common stock repurchased as part of Repurchase Program	-	(10,395)
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(717)	(70)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,097	(5,558)
Net change in cash and cash equivalents	(1,671)	849
Cash and cash equivalents, beginning of year	4,318	3,469
Cash and cash equivalents, end of year	$2,647	$4,318

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME (LOSS) TO ADJUSTED EBITDA:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2019	2018	2019	2018

GAAP net income (loss)	805	(275)	1,361	(1,095)
Adjustments:
Interest expense	468	439	1,904	1,420
Income tax provision (benefit)	12	(56)	163	53
Depreciation	2,213	1,780	7,940	6,659
Amortization	1,076		4,402

Non-GAAP EBITDA	$4,574	$3,025	$15,770	$11,686

Stock compensation costs	217	278	997	957
ASC 842 accounting principle change	72	-	252	-
Office move expenses	216	-	258	-
Early termination fees for capital leases	-	98	190	98
Exited facility costs	-	-	-	44
Management reorganization/transition costs	24	41	76	250
Fees to integrate business of other provider	11	-	163	-
Contested proxy and other shareholder costs	-	17	23	251
Certain other non-recurring costs	296	279	491	476

Non-GAAP Adjusted EBITDA	$5,410	$3,738	$18,220	$13,762

GAAP Net Revenues	$21,710	$17,563	$81,115	$67,138
Non-GAAP Adjusted EBITDA Margin	24.9%	21.3%	22.5%	20.5%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.